UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    April 25, 2007

Arrow Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-12507

22-2448962

(Commission File Number)

(IRS Employer Identification No.)

250 Glen Street, Glens Falls, NY

12801

(Address of Principal Executive Offices)

(Zip Code)

(518) 745-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On April 25, 2007, the Board of Directors of Arrow Financial Corporation approved a new stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $6 million of the Company’s common stock over the next twelve months in open market or negotiated transactions.

The following is the full text of the press release:

The Board of Directors of Arrow Financial Corporation (NasdaqGS® – AROW) on April 25, 2007 approved a new stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $6 million of the Company’s common stock over the next twelve months in open market or negotiated transactions.  The 2007 program replaces the repurchase program authorized by the Board of Directors a year ago, under which the Company repurchased a total of approximately $4.2 million of common stock, of the $5 million authorized.

Also, the Board declared a quarterly cash dividend of $.24 per share payable
June 15, 2007 to shareholders of record June 5, 2007.

Arrow Financial Corporation is a multi-bank holding company headquartered in

Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.  Other subsidiaries include North Country Investment Advisers, Inc. and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Date: April 27, 2007

By:

/s/ Terry R. Goodemote

Terry R. Goodemote

Senior Vice President, Treasurer and
Chief Financial Officer